Exhibit 3.2

ENCORIUM GROUP, INC

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF COVALENT GROUP, INC.

Covalent Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of COVALENT GROUP, INC. by unanimous consent in writing without the formality of convening a meeting, duly adopted resolutions setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and proposing that said amendments be considered by the stockholders of said corporation. The resolutions setting forth the proposed amendments are as follows:

“RESOLVED, that, subject to the approval of the Company’s stockholders at the Company’s 2006 annual meeting of stockholders (the ‘Meeting’), the First Article of the Certificate of Incorporation of the Company be amended and restated to read as follows:

Article I: The name of the corporation is Encorium Group, Inc.;

RESOLVED, that, subject to the approval of the Company’s stockholders at the Meeting, the Fourth Article of the Certificate of Incorporation of the Company be amended and restated to read as follows:

Article IV: The total number of shares of all classes of stock which the corporation shall have authority to issue is 35,000,000 shares of Common Stock, $.001 par value per share (the ‘Common Stock’)”;

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25th day of October, 2006.

By:	/s/ Lawrence R. Hoffman
Authorized Officer
Name:	Lawrence R. Hoffman
Title:	Executive Vice President and Chief Financial Officer